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                                                                     EXHIBIT G-1

             Filings Under the Public Utility Holding Company Act of

                            1935, as amended ("Act")


                       SECURITIES AND EXCHANGE COMMISSION

                                 August 31 ,2001


Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated under the Act. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) is/are available for public inspection through the Commission's Branch of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by September 25, 2001, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549-0609, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing should identify specifically the issues of facts or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After September 25, 2001, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

FirstEnergy Corp., GPU, Inc., et al. (70-9793)

FirstEnergy Corp. ("FirstEnergy"), an Ohio holding company claiming exemption from registration under the Act through rule 2, its utility subsidiaries: Ohio Edison Company ("Ohio Edison"), American Transmission Systems, Incorporated

("ATSI"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), The Toledo Edison Company ("Toledo Edison"), Pennsylvania Power Company ("Penn Power"), and Northeast Ohio Natural Gas Corp. ("NONGC"), and their respective subsidiaries; FirstEnergy's direct nonutility subsidiaries: FE Acquisition Corp. ("FE Acquisition"), FirstEnergy Properties, Inc. ("FE Properties"), FirstEnergy Facilities Services Group, LLC ("FE Facilities"), FE Holdings, LLC ("FE Holdings"), FELHC, Inc. ("FELHC"), FirstEnergy Securities Transfer Company ("FirstEnergy Transfer"), FirstEnergy Nuclear Operating Company ("FENOC"), FirstEnergy Solutions Corp. ("FirstEnergy Solutions"), FirstEnergy Generation Corp. ("GenCo"), FirstEnergy Ventures Corp. ("FirstEnergy Ventures"), MARBEL Energy Corporation ("MARBEL"), Centerior Indemnity Trust ("CIT"), Centerior Service Company ("Centerior Service") and FirstEnergy Service Company ("ServeCo"), and their respective subsidiaries, all located at 76 South Main Street, Akron, Ohio, 44308; and GPU, Inc. ("GPU"), a
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registered public utility holding company, its utility subsidiaries: Jersey
Central Power & Light Company ("JCP&L"), Pennsylvania Electric Company ("Penelec"), Metropolitan Edison Company ("Met-Ed"), York Haven Power Company ("York Haven"), and Waverly Electric Power & Light Company ("Waverly Electric"), and their respective subsidiaries; and its nonutility subsidiaries: GPU Capital, Inc. ("GPU Capital"), GPU Electric, Inc. ("GPU Electric"), GPU Diversified Holdings, LLC ("GPUDH"), GPU EnerTech Holdings, Inc. ("GPU EnerTech"), GPU Power, Inc. ("GPU Power"), GPU Advanced Resources, Inc. ("GPUAR"), GPU Service, Inc. ("GPU Service"), GPU Telcom Services, Inc. ("GPU Telcom"), GPU Nuclear, Inc. ("GPU Telecom"), and MYR Group, Inc. ("MYR"), and their respective subsidiaries, all located at 300 Madison Avenue, Morristown, New Jersey, 07962, (collectively, "Applicants"), have filed an application-declaration, as amended ("Application"), under sections 6(a), 7, 9(a), 10, 11, and 13 of the Act and rules 42, 43, 45, 46, 52, 53, 54, and 85-91 under the Act.

Applicants request authority for, among other things, the merger of GPU with and into FirstEnergy ("Merger"); GPU will no longer be a separate entity after the Merger. Following consummation of the Merger, FirstEnergy will register with the Commission as a holding company under the Act. Under the terms of the Agreement and Plan of Merger, dated August 8, 2000 ("Merger Agreement"), FirstEnergy will pay cash for 50% and issue FirstEnergy common shares for 50% of the shares of GPU common stock outstanding at the time of the completion of the Merger, subject to a tax adjustment. The total Merger consideration to be paid by FirstEnergy is estimated to be approximately $ 4.5 billion.(1)

In addition, Applicants seek approval for the creation and reorganization of certain nonutility subsidiaries and other matters. In connection with the Merger, Applicants seek approval for financing by FirstEnergy for the purpose of paying the cash and common stock portions of the Merger consideration and other general corporate purposes that may be required in the period immediately following the Merger ("Acquisition Financing"). Applicants also seek approvals for the ongoing financing activities of, the provision of intrasystem services and guaranties by, and certain investments and other matters relating to FirstEnergy and its subsidiaries following the Merger. Applicants further seek preliminary and temporary approval for ServeCo (the new service company for the FirstEnergy system) and GPU Service to act as service companies for the FirstEnergy system under section 13 of the Act and applicable rules.

All pre-Merger subsidiaries of FirstEnergy and GPU are referred to as "Subsidiaries." "FirstEnergy Utility Subsidiaries" include: Ohio Edison, Cleveland Electric, Toledo Edison, Penn Power, NONGC and ATSI; "FirstEnergy Nonutility Subsidiaries" include all the FirstEnergy Subsidiaries, except for the FirstEnergy Utility Subsidiaries; "GPU Subsidiaries" means all current subsidiaries of GPU; GPU Utility Subsidiaries" include JCP&L, Met-Ed, Penelec, York Haven and Waverly Electric; "GPU Nonutility Subsidiaries" include all GPU Subsidiaries, except for the GPU Utility Subsidiaries; "Utility Subsidiaries" means FirstEnergy Utility Subsidiaries and GPU Utility Subsidiaries; "Nonutility Subsidiaries" means FirstEnergy Nonutility Subsidiaries and GPU Nonutility Subsidiaries; and "Subsidiary" or "Subsidiaries"

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(1)  Consideration estimation is based on the market price of FirstEnergy common stock and the number of shares of GPU common stock outstanding at the time the Merger Agreement is executed.
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means all subsidiaries of post-Merger FirstEnergy, including FirstEnergy Utility
Subsidiaries, FirstEnergy Nonutility Subsidiaries, GPU Utility Subsidiaries and GPU Nonutility Subsidiaries.


For the Commission, by the Division of Investment Management, pursuant to delegated authority

Margaret H. McFarland

Deputy Secretary